Exhibit 99.1

Ameritrans Capital Corporation Announces Preferred Stock Repurchase Program

NEW YORK, May 17, 2010 (BUSINESS WIRE) -- On May 12, 2010, the Board of Directors of Ameritrans Capital Corporation (NASDAQ: AMTC, AMTCP) approved a repurchase program (the “Repurchase Program”) for its 9 3/8% Cumulative Participating Redeemable Preferred Stock (“Preferred Stock”). Under the Repurchase Program, Ameritrans may from time to time purchase up to 150,000 shares of Preferred Stock in open market purchases in accordance with Rules 10b5-1 and 10b-18 under the Securities Exchange Act of 1934, as amended. The timing and amount of purchases made under the Repurchase Program will depend upon prevailing stock prices, general economic and market conditions, and other factors. Any Preferred Stock acquired under the Repurchase Program will be retired.

About Ameritrans

Ameritrans Capital Corporation is an internally managed, closed-end investment company that has elected to be regulated as a business development company (BDC) under the Investment Company Act of 1940, as amended. Ameritrans originates, structures and manages a portfolio of secured business loans and selected equity securities. Ameritrans’ wholly owned subsidiary Elk Associates Funding Corporation was licensed by the United States Small Business Administration as a Small Business Investment Company (SBIC) in 1980.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presently anticipated or projected. Ameritrans Capital Corporation cautions investors not to place undue reliance on forward-looking statements, which speak only as to management's expectations on this date.

Ameritrans Capital Corporation

Michael Feinsod, 212-355-2449